Exhibit 99.3

MOTIV POWER SYSTEMS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2024 and 2025

MOTIV POWER SYSTEMS, INC.

MOTIV POWER SYSTEMS, INC.

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

AS OF JUNE 30, 2024 AND 2025

	2024	2025
Assets
Current assets:
Cash	$4,652,921	$2,645,120
Accounts receivable	611,338	5,340,138
Inventory	22,597,891	25,791,355
Other current assets	1,824,799	2,508,597
Total current assets	29,686,949	36,285,210
Property and equipment, net of accumulated depreciation of $3,508,828 and $4,064,628 at June 30, 2024 and 2025, respectively	5,787,737	1,940,629
Intangible assets, net of accumulated amortization of $152,581 and $203,767 at June 30, 2024 and 2025, respectively	106,128	54,943
Right of use asset	619,700	542,669
Other assets	139,000	139,000
Total assets	$36,339,514	$38,962,451

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,410,540	$2,241,290
Accrued liabilities	3,798,718	6,108,118
Contract liability	712,983	1,428,161
Current portion of operating lease liabilities	640,634	549,232
Senior Secured Promissory Note – related party	38,021,906	93,759,042
Total current liabilities	45,584,781	104,085,843
Other long-term liabilities	1,274,623	987,289
Total long-term liabilities	1,274,623	987,289
Total liabilities	46,859,404	105,073,132

Commitments and contingencies (Note 10)	-	-

Stockholders’ equity (deficit):
Series A convertible preferred stock – 44,642,857 and 44,866,071 shares authorized; 44,642,857 and 44,866,071 shares issued and outstanding as of June 30, 2024 and 2025, respectively	44,643	44,866
Common stock – par value $0.001 per share; 82,270,000 and 82,520,000 shares authorized, 9,328,084 and 9,331,830 shares issued and outstanding as of June 30, 2024 and 2025, respectively	9,328	9,332
Additional paid-in capital	213,442,470	214,274,683
Accumulated deficit	(224,016,331)	(280,439,562)
Total stockholders’ equity (deficit)	(10,519,890)	(66,110,681)
Total liabilities and stockholders’ equity (deficit)	$36,339,514	$38,962,451

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.

CONDENSED CONSOLIDATED UNAUDITED AND RESTATED STATEMENTS OF OPERATIONS

FOR THE SIX-MONTHS ENDED JUNE 30, 2024 AND 2025

	2024	2025

Revenues	$1,043,672	$1,895,555

Cost of revenues	2,916,885	4,333,634

Gross profit (loss)	(1,873,213)	(2,438,079)

Operating expenses:
Product development	4,817,997	6,856,747
Sales and marketing	3,433,660	3,066,520
General and administrative	5,626,481	5,742,494
Total operating expenses	13,878,138	15,665,761

Operating loss	(15,751,351)	(18,103,840)

Other income (expense):
Interest expense - related parties	(4,904,549)	(7,395,644)
Amortization of debt issuance costs – cash portion	(14,281)	-
Other income (expense), net	2,331	(3,546)
Total other income (expense), net	(4,916,499)	(7,399,190)

Loss before provision for income taxes	(20,667,850)	(25,503,030)

Income tax provision	-	-

Net loss	(20,667,850)	(25,503,030)

Net loss per share attributable to common stockholders, basic and diluted (Note 11)	$(13.4)	$(2.7)

Weighted average number of shares used in calculating basic and diluted net loss per share	1,544,073	9,330,591

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE SIX-MONTHS ENDED JUNE 30, 2024 AND 2025

	Series C-3		Series C-2		Series C-1		Series B		Series A-2		Series A-1
	Convertible		Convertible		Convertible		Convertible		Convertible		Convertible		Series A				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance, January 1, 2024	18,060,201	$18,060	4,771,156	$4,771	2,861,739	$2,862	13,000,000	$13,000	37,482,042	$37,482	9,187,014	$9,187	-	-	776,106	$776	$147,618,173	$(203,348,481)	$(55,644,170)
Conversion of series A, B and C preferred stock to common stock	(18,060,201)	$(18,060)	(4,771,156)	$(4,771)	(2,861,739)	$(2,862)	(13,000,000)	$(13,000)	(37,482,042)	$(37,482)	(9,187,014)	$(9,187)	-	-	8,536,215	$8,536	$76,826		-
Conversion of convertible note to Series A preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	44,642,857	$44,643	-	-	$49,955,357	-	$50,000,000
Debt Extinguishment	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$15,562,394	-	$15,562,394
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$0
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$186,621	-	$186,621
Exercise of stock options	-	-	-	-	-	-	-	-	-	-	-	-	-	-	15,763	$16	$43,099	-	$43,115
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$(20,667,850)	$(20,667,850)
Balance, June 30, 2024	-	-	-	-	-	-	-	--	-	-	-	-	44,642,857	$44,643	9,328,084	$9,328	$213,442,470	$(224,016,331)	$(10,519,890)

Balance, January 1, 2025	-	-	-	-	-	-	-	-	-	-	-	-	44,866,071	44,866	9,328,417	$9,328	$214,062,633	$(254,936,532)	$(40,819,705)
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$211,841	-	$211,841
Exercise of stock options	-	-	-	-	-	-	-	-	-	-	-	-	-	-	3,296	$4	$209	-	$213
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$(25,503,030)	$(25,503,030)
Balance, June 30, 2025	-	-	-	-	-	-	-	-	-	-	-	-	44,866,071	$44,866	9,331,713	$9,332	$214,274,683	$(280,439,562)	$(66,110,681)

*	The Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding.

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX-MONTHS ENDED JUNE 30, 2024 AND 2025

	2024	2025
Cash flows from operating activities:
Net loss	$(20,667,850)	$(25,503,030)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	580,295	369,500
Amortization	33,002	25,567
Amortization of debt issuance cost – cash	14,281	-
Amortization of right of use asset	280,157	431,046
Warranty provision	532,824	778,021
Stock-based compensation	186,621	211,841

Changes in operating assets and liabilities:
Accounts receivable	4,494,533	(1,749,963)
Inventory	(4,420,334)	(4,388,516)
Other current assets and other assets	192,189	44,411
Accounts payable	(674,867)	168,759
Accrued liabilities and other long-term liabilities	3,743,693	6,704,932
Operating lease liability	(355,153)	(424,483)
Deferred revenue	45,630	1,619,995
Net cash used in operating activities	(16,014,977)	(21,711,920)

Cash flows from investing activities:
Purchase of property and equipment	(3,620,012)	(270,335)
Net cash used in investing activities	(3,620,012)	(270,335)

Cash flows from financing activities:
Proceeds from short term senior secured promissory notes – related party	20,000,000	18,000,000
Payments for capital lease obligation	(5,787)	(1,929)
Proceeds from exercise of stock options	36,130	212
Net cash provided by financing activities	20,030,343	17,998,283

Increase (decrease) in cash and cash equivalents	395,354	(3,983,972)
Cash, beginning of the year	4,257,567	6,629,092
Cash, end of the year	$4,652,921	$2,645,120

Non cash financing activities:
ROU assets exchanged for lease liabilities	$19,397	$652,871
Conversion of convertible debt & accrued interest to preferred stock	$65,562,394	$-

The accompanying notes are an integral part of these consolidated financial statements

NOTE 1 – FORMATION AND BUSINESS OF THE COMPANY

The accompanying consolidated financial statements include the accounts of Motiv Power Systems, Inc., and MOTIVPS Holdings Canada Ltd. (collectively, the “Company,” “management,” “we,” “us”).

Motiv Power Systems, Inc. (“Parent”) was originally formed and incorporated on July 9, 2010 in the state of California. The Parent was reincorporated on June 3, 2014 in the State of Delaware. The Parent primarily sells electrified chassis and accessories to customers for installation on medium duty transport vehicles such as delivery vehicles, buses and other electric transport vehicles. The Parent’s headquarters are located in Foster City, California.

On October 7, 2021, MOTIVPS Holdings Canada Ltd. was incorporated in Vancouver, BC Canada. The Company relocated one of its employees to Vancouver, BC to work remotely from his home in Vancouver, BC and on May 1, 2024 Company hired a second employee in Quebec, QC to provide “technical training” and “driver training” services in Canada to one of its customers. Besides this the Company does not have a physical presence in Canada.

The consolidated financial statements reflect the accounts and operations of the Parent and entities in which the Parent has a controlling financial interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain prior year amounts have been reclassified to conform to current year presentation.

Liquidity, Capital Resources and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

The Company’s financial statements do not reflect any adjustments related to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. Since inception, the Company has incurred losses and negative cash flows from operations. For the six-months ended June 30, 2025, the Company incurred a net loss of $25.5 million, and used $21.7 million of cash in operations. The Company anticipates that operating losses will continue in the future due to increased headcount and other costs necessary to develop and release our next generation technology, to increase our manufacturing capacity to accommodate increased demand for our product and to gain market share in a highly competitive environment. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Funding for the business to date has come primarily through the issuance of equity to related parties, convertible promissory notes to related parties and secured promissory notes. As of June 30, 2025, the Company had cash of $2.6 million and an accumulated deficit of $280.4 million.

Although the Company’s objective is to increase its revenues from the sales of its products and to decrease its cost of goods sold per product within the next few years sufficient to generate positive operating and cash flow levels, there can be no assurance that the Company will be successful in this regard. The Company will also need to continue to raise capital in order to fund its operations. There can be no assurance that, in the event that the Company requires additional financing, such financing will be available on terms which are favorable to the Company, or at all. If the Company is unable to raise additional funding to meet its working capital needs in the future, it will be forced to delay or reduce the scope of its operations and/or limit or cease its operations. As a result of the above, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the financial statements are available to be issued.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant accounting estimates and management judgments reflected in the financial statements include items such as accounts receivable valuation and allowances, warranty reserve and valuation of inventory. Estimates are based on historical experience, where applicable, and other assumptions believed to be reasonable by management. Actual results may differ from those estimates under different assumptions or conditions.

Concentration of Credit Risk, Other Risks and Uncertainties

Financial instruments that potentially subject the Company to a concentration of credit risk primarily consist of cash and accounts receivable. The Company’s cash is held by one U.S. financial institution in excess of federally insured limits. The Company has not experienced any losses on its deposits of cash.

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, uncertainty of market acceptance of the Company’s products, competition from substitute products and larger companies, securing and protecting proprietary technology, strategic relationships and dependence on key individuals and sole source suppliers. The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the Company negatively. Technological advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations. The Company expects to incur substantial operating losses for the next several years and will need to obtain additional financing in order to continue launching and commercializing its products. There can be no assurance that such financing will be available or will be at terms acceptable by the Company.

The Company derived 84% of its revenue from three customers for the six months ended June 30, 2025 and 81% of its revenue from four customers for the six months ended June 30, 2024. The Company had two customers that accounted for approximately 80% of accounts receivable as of June 30, 2025 and three customers that accounted for approximately 99% of accounts receivable as of June 30, 2024. The loss of these customers would have a significant impact on the Company’s operations.

The Company has reliance on specific suppliers for some key components in its products and so the loss or curtailment of those suppliers would have a significant impact on the Company’s operations in the short term. For the six months ended June 30, 2025 and 2024, the Company had three suppliers in each period that accounted for approximately 72% and 58%, respectively, of the total procurement. As of June 30, 2025 and 2024, the Company had four suppliers that accounted for 43% and 66%, respectively, of the total accounts payable.

Fair Value Measurements

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable and secured promissory notes as of June 30, 2025. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Cash

The Company’s cash consists of cash maintained in checking and interest-bearing accounts. The Company held no cash equivalents as of June 30, 2025 and 2024.

Accounts Receivable

Accounts receivable is reported at invoice value less estimated allowances for returns and doubtful accounts. The Company continually monitors customer payments and maintains an allowance for estimated losses resulting from customers’ inability to make required payments and represents the amount management expects to collect from outstanding balances. In evaluating the Company’s ability to collect outstanding receivable balances, the Company considers various factors including the age of the balance, the creditworthiness of the customer, which is assessed based on ongoing credit evaluations and payment history, and the customer’s current financial condition. In cases where there are circumstances that may impair the Company’s ability to collect its receivable, an allowance is recorded against amounts due, which reduces the net recognized receivable to the amount reasonably believed to be collectible. Taking into consideration the foregoing items, no allowance for credit losses was recorded as of June 30, 2025 or 2024. Historical returns of products have been insignificant and accordingly no allowance for returns was recorded as of June 30 2025 or 2024.

Inventory

Inventory is stated at the lower of cost or net realizable value and consists of electrified chassis, batteries and electronic component parts. Cost is determined using the standard cost method which approximates actual cost using the first-in, first-out basis. The Company evaluates inventory for excess and obsolete items, based on management’s assessment of future demand for older product lines, market conditions and technological obsolescence of its products. No charge was recorded to cost of sales to reduce its inventory to net realizable value in the six months ended June 30, 2025 or 2024.

Lease Accounting

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on their balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

The Company adopted ASC 842 as of January 1, 2022 using the optional transition method to apply the standard as of the effective date. The new standard also provides practical expedients for an entity’s ongoing accounting as a lessee. The Company elected to utilize the practical expedient to not separate lease and non-lease components for all its existing leases. The Company has also elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Company’s leases do not provide an implicit rate of return, it used its incremental borrowing rate based on the information available at adoption date in determining the present value of lease payments.

Long-Lived Assets

Long-lived assets are recorded at cost less accumulated depreciation and amortization. When long-lived assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation and amortization is provided over the estimated useful lives of the related assets using the straight-line method. Assets recorded under leasehold improvements are amortized using the straight-line method over the lesser of their useful lives or the related lease term.

The estimated useful lives for significant long-lived assets categories are as follows:

Leasehold improvements and vehicles	5 years
Office furniture and equipment	3 to 5 years
Furniture & fixtures	5 years
Intangible assets	3 years

Debt and Embedded Derivatives

The Company applies the accounting standards for derivatives and for distinguishing liabilities from equity when accounting for hybrid contracts. The Company accounts for convertible debt instruments when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with ASC 470-20 Debt with Conversion and Other Options.

Convertible Preferred Stock

The Company recorded convertible preferred stock at fair value on the dates of issuance, net of issuance costs.

Revenue Recognition

The Company adopted Accounting Standard Codification 606, Revenue from Contracts with Customers (ASC 606) as of January 1, 2021 using the modified retrospective method. Adoption of ASC 606 did not have a significant impact on the Company’s financial statements. ASC 606 requires the Company to recognize revenue upon the transfer of goods or services to a customer at an amount that reflects the consideration it expects to be entitled to receive in exchange for those goods or services. It requires that the Company identify the contract, identify the performance obligations required by the contract, measure the transaction price of the contract, allocate the transaction price among performance obligations, and recognize revenue in a way that reflects the transfer of control of the goods or services it provides to the customer.

The Company has two primary revenue streams: revenue from sales to customers and consulting services. Below is a summary of the revenue recognized under these two streams in 2024 and 2025:

	Six Months Ended June 30,
	2024	2025
Revenue stream
Revenue from sales to customers
Delivery of product – recognized at a point in time	$998,502	$1,831,149
Consulting services – recognized over time	45,170	64,406
Total revenue	$1,043,672	$1,895,555

In most cases, the Company’s sales orders from customers are readily identifiable and consist of a single performance obligation to provide product to customers. The Company typically recognizes revenue related to delivery of product at a point in time when goods are shipped from the upfitter (subcontractor that performs assembly services for the Company) to the bodybuilder (vendor that performs services for the customer), because this is typically when the customer assumes the risk of loss. In certain transactions, the Company takes on the responsibility to deliver a complete vehicle to a customer, versus just an electrified chassis. In these cases, revenue is recognized when the complete vehicle is delivered to the customer after the body build is complete. The Company recognizes revenue related to consulting services over time as the services are provided. The Company had no significant partially satisfied performance obligations related to contracts with customers as of June 30, 2024 or 2025.

Cost of Revenues

Cost of revenues includes the cost of labor, materials and overhead incurred in the manufacture, assembly and installation of products and servicing of customers, including warranty costs.

Product Development

The Company incurs product development costs during the process of developing electrified vehicles. Our product development costs consist primarily of labor, outside engineering costs and related materials and other expenses used in technological research and building prototypes.

Product Warranty

The Company typically provides a five year or 100,000-mile (whichever occurs first) warranty for high voltage traction batteries and a three year or 50,000-mile warranty for all other powertrain components. There is no contractual limit to the costs that the Company may incur in servicing these warranties. The Company records a warranty reserve for the estimated expense that may be incurred if its products require repair within the warranty period. The warranty reserve as of June 30, 2025 and 2024 was approximately $2.4 million and $2.8 million, respectively, and is included in accrued liabilities and other long-term liabilities on the balance sheet (see Note 4 – Accrued liabilities and Other long-term liabilities). The expense relating to the warranty is included in cost of goods sold.

Stock-Based Compensation

The Company accounts for stock options issued to employees under ASC 718 Share-Based Payments. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense ratably on a straight-line basis over the requisite vesting period. The standard vesting period is 4-years, with a 1-year cliff. The fair value of each stock option or warrant award is estimated on the grant date.

The calculation of share-based compensation expense requires that the Company make assumptions and judgments about the variables used in the Black-Scholes model, including the expected term, expected volatility of the underlying common stock, risk-free interest rate and dividends are derived from 409A valuation.

The Company recognizes forfeitures as they occur rather than applying a prospective forfeiture rate in advance (see Note 8).

Income Taxes

The Company accounts for income taxes using the asset and liability method under ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income tax assets are reviewed for recoverability, and valuation allowances are established when it is more likely than not that all or some portion of deferred income tax assets will not be realized to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax in the United States (“U.S.”) and Canada and files tax returns in both countries. The Company is subject to Federal, state and local income tax examinations by tax authorities for all periods since inception due to generated net operating losses. The Company currently is not under examination by any tax authority.

Segment Reporting

Operating segments are identified as components of an enterprise about separate discrete financial information is available for evaluation by the chief operating decision maker, (“CODM”). The Company has identified its Chief Executive Officer as the CODM who is responsible for making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment. The Company’s long-lived assets consist primarily of property and equipment, net, which are all held in the United States.

Net Loss per Share of Common Stock

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Because the Company has reported a net loss for the periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions.

The Company expects to adopt ASU 2023-09 in 2026 using a prospective transition method.

The Company has reviewed all other recently issued accounting pronouncements and concluded they were either not applicable or not expected to have a material impact on the Company’s consolidated financial statements.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which will require the Company to disclose segment expenses that are significant and regularly provided to the Company’s chief operating decision maker (“CODM”). In addition, ASU 2023-07 will require the Company to disclose the title and position of its CODM and how the CODM uses segment profit or loss information in assessing segment performance and deciding how to allocate resources. The Company recently adopted ASU 2023-07 in 2024 using a retrospective transition method.

Restatement

Subsequent to the issuance of the Company’s financial statements for the six months ended June 30, 2025, management identified an error in the calculation of the weighted average number of shares outstanding on a basic and diluted basis, which also resulted in an error in the calculation of net loss per share attributable to common stockholders on a basic and diluted basis. Specifically, 8.5 million common shares issued during 2024 were not properly weighted for the portion of the year outstanding.

The error resulted in an overstatement of basic and diluted loss per share for the six months ended June 30, 2025. The error did not affect previously reported net income, total equity, cash flows, or total assets and liabilities.

Management evaluated the materiality of the error in accordance with ASC 250, Accounting Changes and Error Corrections, and concluded that the error was material to the previously issued financial statements for the six months ended June 30, 2025. Accordingly, the accompanying financial statements have been Restated to correct the error.

The following tables present the effects of the Restatement on the Company’s previously reported Condensed Consolidated Unaudited Statement of Operations:

Six Months Ended June 30, 2025	As Previously Reported	Adjustment	As Restated

Net loss	(25,503,030)	-	(25,503,030)

Net loss per share attributable to common stockholders, basic and diluted (Note 11)	$(32.2)	$29.5	$(2.7)

Weighted average number of shares used in calculating basic and diluted net loss per share	791,878	8,538,713	9,330,591

NOTE 3 – FAIR VALUE MEASUREMENTS

The Company has adopted FASB Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

NOTE 4 – BALANCE SHEET ACCOUNTS

Details of the following balance sheet accounts are shown below:

	As of June 30,
	2024	2025
Other current assets
Prepaids	$307,818	$599,494
Vendor Deposits	1,508,266	1,876,879
Other	8,715	32,224
Total Other current assets	$1,824,799	$2,508,597

	As of June 30,
	2024	2025
Inventory
Raw material	$12,724,683	$14,640,734
Service Inventory	160,319	364,194
Work in process	1,557,967	2,164,217
Finished goods	8,154,922	8,622,210
Total inventory	$22,597,891	$25,791,355

	As of June 30,
	2024	2025
Long-lived assets, net
Leasehold improvements	$389,242	$389,242
Office equipment	938,352	1,050,399
Furniture	56,622	76,787
Vehicles	5,861,244	2,559,402
Machinery, equipment and tools	1,588,878	1,502,936
Project in progress	462,227	426,491
Total property and equipment, gross	9,296,565	6,005,257
Less: Accumulated depreciation	(3,508,828)	(4,064,628)
Total property and equipment, net	$5,787,737	$1,940,629

Depreciation expense for the six months ended June 30, 2024 and 2025 was $580,295 and $369,500, respectively.

	As of June 30,
	2024	2025
Intangible assets, net
Software development costs	$258,709	$258,709
Less: Accumulated amortization	(152,581)	(203,766)
Total Intangible assets, net	$106,128	$54,943

Amortization expense for the six months ended June 30, 2024 and 2025 was $33,002 and $25,567 respectively.

	As of June 30,
	2024	2025
Accrued liabilities
Settlement liabilities, current	$191,675	$43,862
Warranty reserve, current	1,481,885	1,465,600
Accrued expenses	1,019,826	3,394,290
Accrued vacation	968,213	1,102,102
Other	137,119	102,264
Total accrued liabilities	$3,798,718	$6,108,118

	As of June 30,
	2024	2025
Other long-term liabilities
Warranty reserve, non-current	$1,272,549	$983,796
Capital leases, non-current	2,074	3,493
Total other long-term liabilities	$1,274,623	$987,289

The Company records a warranty reserve for the estimated expense and liability that may be incurred if its product is returned for repair within the warranty period. Details of the reserve roll-forward are shown in the following table:

	As of June 30,
	2024	2025
Warranty reserve
Beginning balance	$3,259,871	$2,737,498
Warranty provision for units placed into service during the six months	532,824	778,021
Warranty expenditures	(1,038,260)	(1,066,123)
Ending balance	$2,754,435	$2,449,396

NOTE 5 – NOTES PAYABLE AND CONVERTIBLE DEBT

Notes Payable

On September 29, 2023, the Company executed an Amended and Restated Junior Secured Promissory Note (the “A&R Junior Note”) with a related party preferred stockholder that provided for the issuance of up to $5,000,000 in loan advances with an interest rate of 20% per annum. The A&R Junior Note (now the A&R Senior Note as defined below) is secured by substantially all of the Company’s assets. The loan advances under the A&R Junior Note were provided in four advances: (i) $1,500,000 was issued on September 25, 2023, (ii) $1,500,000 was issued on September 29, 2023, (iii) $1,000,000 was issued on October 11, 2023, and (iv) $1,000,000 was issued on October 27, 2023. All calculations of interest are made on the basis of a 365-day year and are compounding monthly. On December 06, 2023, the A&R Junior Note was amended and restated as a Senior Secured Promissory Note (the “A&R Senior Note”) and to increase the loan advance amount and a fifth advance of $5,200,000 was issued on December 06, 2023, with an interest rate of 20% per annum. On December 27, 2023, the A&R Senior Note was again amended to increase the loan advance amount and a sixth advance of $4,800,000 was issued on December 27, 2023 with the same interest rate of 20% per annum.

On January 25, 2024, March 01, 2024, April 05, 2024, May 30, 2024, and July 29, 2024, the Company further amended and restated the A&R Senior Note to provide for additional $5,000,000 loan advances. On August 30, 2024 and November 22, 2024, the Company further amended and restated the A&R Senior Note to provide for additional $10,000,000 loan advances, with the same interest rate of 20% per annum, compounded monthly. On February 14, 2025, February 21, 2025 and April 23, 2025 the Company amended and restated the A&R Senior Note to provide for additional $5,000,000 loan advances. On June 23, 2025 the “Company” further amended and restated the A&R Senior Note to provide for additional loan advances of $3,000,000 with an interest rate of 20% per annum, compounded monthly. Total aggregated principal and compounded interest balance of the A&R Senior Note at June 30, 2025 is $93,759,042. The A&R Senior Note is currently scheduled to mature on October 31, 2025 and is subject to acceleration and an additional 5% of interest if certain events of default occur.

Convertible Debt

On August 16, 2022, the Company issued a convertible promissory note to a related party preferred stockholder to finance its operations in the amount of $5,000,000 with an interest rate of 6% per annum. This note is one of a series of convertible promissory notes issued by the Company (collectively, the “August 2022 Bridge Notes”). Two other $5,000,000 notes were issued to the same related party on September 15, 2022 and October 18, 2022, for an aggregate principal amount of $15,000,000. On November 30, 2022, the August 2022 Bridge Notes were amended 1) to reduce the conversion price that would apply in the event of a qualified and non-qualified financing from 75% of the price at which the relevant shares are issued to 70%, 2) to increase the aggregated principal amount from $15,000,000 to $25,000,000 (the Company also issued an additional $10,000,000 convertible promissory note to the same related party on November 30, 2022 and December 21, 2022 with an interest rate of 4.1% and 4.55% respectively), and 3) to reduce the interest rate of August 2022 Bridge Notes issued on August 16, 2022, September 15, 2022 and October 18, 2022 from 6% to 4.1% per annum.

On January 25, 2023, the Company issued a convertible promissory note to a related party preferred stockholder to finance its operations in the amount of $5,000,000 with an interest rate of 4.5% per annum. This Note is one of a series of convertible promissory notes of the Company in the aggregate principal amount of up to $25,000,000 (the “Notes”) issued from time to time to accredited investors pursuant to that certain Note Purchase Agreement. The Company also issued an additional $10,000,000 convertible promissory note to the same related party on March 14, 2023 and April 21, 2023 with an interest rate of 4.5% and 4.86% respectively. On May 31, 2023, the “November 2022 Notes” were amended to increase the aggregated principal amount from $25,000,000 to $45,000,000, and the Company issued an additional $5,000,000 convertible promissory note with an interest rate of 4.30% per annum. Two other $5,000,000 notes were issued to the same related party on June 26, 2023 and July 27, 2023 with an interest rate of 4.8% per annum. On August 21, 2023, a second amendment were made to “November 2022 Notes” (i) all accrued and unpaid interest under such note as of (but not included) August, 21 2023 were automatically rolled into, and made part of, the “Principal Amount” of such note. (ii) The “Principal Amount” of such notes shall accrue interest at a rate of 9% per annum from August, 21 2023, and shall be compounded annually (iii) The “Maturity Date” of such note will be deemed to be the earlier (a) November 15, 2023 (b) the occurrence of an “Event of Default” and the Company issued a $5,000,000 convertible promissory note with an interest rate of 9% per annum. On November 15, 2023 & December 06, 2023 third and fourth amendments were made to “November 2022 Notes” to extend the “Maturity Date” of such note will be deemed to the earlier (a) December 15, 2023 (b) the occurrence of an “Event of Default” & (a) March 15, 2024 (b) the occurrence of an “Event of Default”.

On June 14, 2024, a qualified event occurred (the Series A preferred) and with the approval and consent of the Company’s majority shareholder and lender, $50 million of outstanding principal and interest under the Convertible Notes was converted (without discount) into 44,642,857 shares of Series A Preferred Stock at a conversion price of $1.12 per share. The Company determined that the conversion of related party debt into preferred stock was essentially a capital transaction and consequently $15,562,393 including the principal & compounded interest of debt extinguishment is treated as additional paid in capital.

NOTE 6 – CONVERTIBLE PREFERRED STOCK & WARRANTS

On June 14, 2024, the Company and certain holders of its Series A-1 and A-2 redeemable convertible preferred stock (“Series A”), Series B redeemable convertible preferred stock (“Series B”), and Series C-1, C-2, and C-3 redeemable convertible preferred stock (“Series C”) agreed to convert their securities into shares of the Company’s common stock, par value $0.001 per share (collectively, the “Equity Conversion”). Such conversions were accomplished pursuant to a stockholder resolution approving the Equity Conversion. Shares of Series A, Series B, and Series C preferred stock were converted based on conversion rates of 1 share of common stock (pre-split) per one share of Series A, Series B, and Series C preferred stock, respectively. All outstanding shares of Series A (46,669,056 shares), Series B (13,000,000 shares), and Series C (25,693,095 shares) preferred stock were converted and a total of 85,362,151 shares of common stock (pre-split) were issued in connection with the Equity Conversion.

Following the Equity Conversion, and upon effectiveness of the Restated Certificate, the Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding immediately following the Equity Conversion (the “Reverse Stock Split”);

On October 4, 2024, the Company issued 223,214 shares of Series A Preferred Stock at a conversion price of $1.12 per share to an existing common stock holder.

Voting

The holder of each share of preferred stock is entitled to one vote for each share of common stock into which such preferred stock could then be converted and, with respect to such vote, such holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock and is entitled to notice of any stockholders’ meeting in accordance with the Company’s bylaws. The holders of shares of Series A preferred stock & common stock are entitled to elect three of the Company’s directors each. In addition, one independent director is designated by mutual agreement of the other members of the Board. The Company has a total of seven director positions.

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion.

The “Conversion Price” of the Series A Preferred Stock shall initially be equal to the Original Issue Price. The applicable Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment.

The conversion price of the convertible preferred stock was initially set at an amount equal to the issue price. The preferred stock conversion price is subject to adjustment for stock dividends, stock splits, recapitalization and upon the occurrence of certain triggering events related to anti-dilution protection rights. In the event that a future preferred stock financing should occur at a price lower than the last preferred financing round, the conversion ratios of the existing preferred stock are changed to protect the ownership position of existing investors. See note 11 for the number of common shares into which each class of preferred share may be converted.

Redemption

The Company must redeem its Series A preferred stock in the case of a deemed liquidation event which includes (a) a merger or consolidation in which: (i) the Company is a constituent party, or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation; except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company. However, in such an event all classes of shareholders would be entitled to receive the same type of consideration. Consequently, Series A preferred is classified as permanent equity on the Company’s balance sheet. The amount to be paid upon redemption is shown as the aggregation liquidation preference in the tables above. There are currently no dividends declared on Series A preferred shares.

Please see Note 5 & 6 – Recapitalization and Conversion of Related Party Convertible Debt Securities

NOTE 7 – COMMON STOCK

The holders of the Company’s common stock are entitled to one vote for each share held at all meetings of stockholders. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the board of directors, subject to the prior rights of holders of all classes of preferred stock outstanding. The Company has never declared any dividends on common stock.

On June 14, 2024 following the Equity Conversion, and upon effectiveness of the Restated Certificate, the Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding immediately following the Equity Conversion (the “Reverse Stock Split”); The effect of this stock split has been retrospectively reflected throughout the financial statements and related notes.

NOTE 8 – STOCK BASED COMPENSATION

The Company adopted a Stock Plan in 2010 and an equity incentive plan in 2020, which provide for the grant of equity awards to its employees, outside directors and consultants, including stock options, rights to purchase restricted stock units to purchase shares of our common stock up to 38,189,962 shares of our common stock may be issued pursuant to awards granted under the Stock Plan. The Stock Plan is administered by the Company’s Board of Directors and expires ten years after adoption, unless terminated earlier or extended by the Board. Options may be granted at an exercise price per share of not less than 100% of the fair value at the date of grant. If an incentive stock option is granted to a stockholder holding 10% of the Company’s outstanding capitalization, then the purchase or exercise price per share must not be less than 110% of the fair market value per share of common stock on the grant date. Options granted are exercisable over a maximum term of 10 years from the date of grant and generally vest over a period of four years. Upon exercise, the Company issues common stock from its authorized shares.

On June 14, 2024 The Company’s 2020 Equity Incentive Plan was amended to increase the maximum number of shares of Common Stock that may be issued or subject to stock options issued under the Plan to a new aggregate total of 20,486,031 shares of Common Stock (which 18,323,996 shares of Common Stock of the unallocated portion of the Plan represented approximately 24.5% of the fully diluted post-closing capitalization of the Company as of immediately after giving effect to the Recapitalization).

Total stock-based compensation expense for employees and non-employees recognized in the statements of operations was as follows:

	Six Months Ended June 30,
	2024	2025
Cost of revenue	$6,860	$29,347
General and administrative	97,522	145,614
Sales and marketing	18,492	11,590
Product development	63,747	25,290
Total stock-based compensation expense	$186,621	$211,841

NOTE 9 – INCOME TAXES

As of June 30, 2025 and June 30, 2024, the Company’s net deferred tax liability was zero. Cumulative deferred tax assets are fully reserved as there is not sufficient evidence to conclude it is more likely than not the deferred tax assets are realizable. No current liability for federal or state income taxes has been included in these Condensed Consolidated Financial Statements due to the loss for the periods.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office and warehouse space under various non-cancellable operating lease agreements. Total rent expense for all operating leases in the statements of operations was $410,536 and $ 662,184 for the six months ended June 30, 2024 and 2025, respectively.

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Variable lease payments include certain non-lease components (such as parking, maintenance and other services provided by the lessor), and other charges included in the lease. Variable lease payments are excluded from future minimum lease payments and expensed as incurred.

In March 2016, the Company entered into a lease for office space for its corporate headquarters in Foster City, California, with the expiration date of April 2023. The Company amended the lease agreement on December 1, 2021 to extend the period to May 31, 2025. On November 20, 2024 Company amended the lease to extend the lease for an additional 8 months. This lease term shall commence June 1, 2025 and terminates on February 28, 2026.

In November 2014, the Company entered into a lease for office and warehouse space in Hayward, California. The term of the lease commenced in February 2015 and initially expired in January 2018 until subsequently extended until February 2023. On November 23, 2021 Company amended the lease to extend the lease term for an additional 24 months. This lease term shall commence March 1, 2023 and terminates on February 28, 2024. On February 07, 2024 Company amended the lease to extend the lease for an additional 24 months. This lease term shall commence March 1, 2024 and terminates on February 28, 2025. On December 09, 2024 Company amended the lease to extend the lease for an additional 12 months. This lease term shall commence March 1, 2025 and terminates on February 28, 2026.

In November 2019, the Company entered into a three-year, one-month operating lease for office and warehouse space, in Stockton, California, which will expire in November 2023. On July 18, 2023 Company amended the lease to extend the lease term. This lease term shall commence November 15, 2023 and terminates on December 13, 2025.

In September 2024, the Company entered into a one-year, three-month operating lease for an additional warehouse space, in Stockton, California, the lease terms shall commence October 2, 2024 and terminates on January 1, 2026.

In January 2023, the Company entered into a lease for office space for its operations in Novi, Michigan, with the expiration date of December, 31 2025.

In October 2023, the Company entered into a lease for warehouse space in Sturgis, Michigan. The term of the lease is the period of three (3) consecutive calendar months commencing on the Lease Commencement date and each anniversary date during the lease term(s).

As of June 30, 2025, the weighted average remaining lease term was 0.6 years. The weighted average incremental borrowing rate used in calculating operating lease liabilities as of June 30, 2025 was 12.5%.

As of June 30, 2025, the total future minimum payments required under these non-cancellable lease agreements are as follows:

Year ending June 30:
2025 (July to December)	475,049
2026	98,388
2027	-
2028	-
2029	-
Thereafter	-
Total minimum lease payments	573,437
Less: interest	(24,205)
Present value of lease obligations	549,232
Less: current portion	(549,232)
Noncurrent portion	$-

Legal Matters

On May 8, 2023, the Company filed an administrative Trademark Trial and Appeal Board (TTAB) opposition to Motive Technologies, Inc.’s application(s) to use its “Motive” mark in association with various international classes of goods and services. An adverse decision in the matter would have no direct pecuniary cost to the Company, but could affect the Company’s ability to use its marks in the disputed classes of goods and services.

Aside from these matters, the Company is currently not involved with and does not know of any pending or threatened litigation against the Company.

NOTE 11 – NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Six Months Ended June 30,
	2024	2025
Numerator:
Net loss	$(20,667,850)	$(25,503,030)
Denominator:
Weighted average number of shares used to compute basic and diluted net loss per common stock	1,544,073	9,330,591
Net loss per share, basic and diluted	$(13.4)	$(2.7)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	As of June 30,
	2024	2025
Conversion of Series A preferred stock	44,642,857	44,866,071
Series C-3 Warrants	334,516	334,516
Exercise of outstanding options	2,160,878	16,083,590
Total	47,138,251	61,284,177

The Company calculates basic and diluted net loss per share by dividing the net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities (such as convertible preferred stock, convertible note payable, stock options and warrants) are antidilutive.

NOTE 12 – SEGMENT REPORTING:

ASC 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statements. The Company has only one reportable segment, Motiv Product Segment, as all their research and development activities are related the development of the Motiv Product Segment. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements.

The Company adheres to the provisions of ASC 280, Segment Reporting, which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial statements issued to shareholders. As the Company is currently involved in the development of one product, the Platform, the Company has determined that it operates in a single reportable segment. The Company’s Chief Operating Decision Maker (CODM), its Chief Executive Officer (CEO), reviews the consolidated results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and, hence, the Company has only one reportable segment. The Company’s assets are located in the United States of America.

NOTE 13 – SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after June 30, 2025 up through September 30, 2025.

Senior Secured Promissory Notes

On August 11, 2025, the “Company” further amended and restated the A&R Senior Note to provide for an additional loan advance of $4,000,000 with an interest rate of 20% per annum, compounded monthly. The A&R Senior Note matures on October 31, 2025 and is subject to acceleration and an additional 5% of interest if certain events of default occur.

Workhorse Group and Motiv Electric Trucks Merger Agreement

On August 15, 2025, the Company and Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse”) announced that they have entered into a definitive merger agreement. Under the terms of the merger agreement, following the completion of the all-stock transaction, pre-merger Motiv investors will initially own approximately 62.5% of the combined company and Workhorse shareholders will maintain a significant equity stake (approximately 26.5%). The transaction is expected to close in the fourth quarter of 2025, subject to Workhorse shareholder approval and other customary closing conditions. All of the proceeds from the merger with Workhorse are expected to be used to satisfy the outstanding principal and accrued interest on the “A&R notes” (~$101,000,000 at the date the merger agreement was signed). There is expected to be no distribution to the Company’s equity holders.